                                                                     EXHIBIT 2.3

                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS AND CONSTRUCTION............................................................................    1

         1.1      Definitions.....................................................................................    1
         1.2      Interpretation and Construction.................................................................   10

ARTICLE 2 ASSETS AND LIABILITIES..................................................................................   11

         2.1      Acquired Assets.................................................................................   11
         2.2      Excluded Assets.................................................................................   11
         2.3      Assumed Liabilities.............................................................................   12
         2.4      Excluded Liabilities............................................................................   12
         2.5      Dispute Regarding Acquired Assets...............................................................   12

ARTICLE 3 CLOSING AND PURCHASE PRICE..............................................................................   13

         3.1      Closing.........................................................................................   13
         3.2      Purchase Price..................................................................................   14
         3.3      Closing Date Deliveries of Seller...............................................................   14
         3.4      Closing Date Deliveries of Buyer................................................................   15
         3.5      Transfer of Employees...........................................................................   15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER................................................................   16

         4.1      Organization....................................................................................   16
         4.2      Authorization...................................................................................   16
         4.3      Noncontravention................................................................................   17
         4.4      Consents........................................................................................   17
         4.5      Contracts.......................................................................................   17
         4.6      Seller Subsidiaries.............................................................................   17
         4.7      Governmental Authorizations.....................................................................   18
         4.8      Listed Company Filings..........................................................................   18
         4.9      Business Financial Statements...................................................................   18
         4.10     Support Contracts...............................................................................   18
         4.11     Absence of Certain Changes or Events............................................................   19
         4.12     Absence of Undisclosed Liabilities..............................................................   20
         4.13     Brokers' and Finders' Fees......................................................................   20
         4.14     Compliance with Laws............................................................................   21
         4.15     Title to Property; Condition of Property; Absence of Liens......................................   21
         4.16     Intellectual Property...........................................................................   22
         4.17     Litigation......................................................................................   26
         4.18     Restrictions on Business Activities.............................................................   27
         4.19     No Liquidation, Insolvency or Winding-Up........................................................   27
         4.20     Absence of Powers of Attorney...................................................................   28
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                                TABLE OF CONTENTS
                                  (CONTINUED)

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         4.21     Bulk Transfer Laws..............................................................................   28
         4.22     Tax Returns and Audits..........................................................................   28
         4.23     Customers and Suppliers.........................................................................   29
         4.24     Insurance.......................................................................................   29
         4.25     Employee Matters................................................................................   29
         4.26     Environmental Matters...........................................................................   31
         4.27     Transactions with Affiliates....................................................................   31
         4.28     Acquired Assets.................................................................................   32
         4.29     Complete Copies of Materials....................................................................   32
         4.30     Representations Complete........................................................................   32

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................   32

         5.1      Organization....................................................................................   32
         5.2      Authorization...................................................................................   32
         5.3      Noncontravention................................................................................   33
         5.4      Consents........................................................................................   33

ARTICLE 6 COVENANTS AND AGREEMENTS................................................................................   33

         6.1      Conduct of Seller Prior to the Closing..........................................................   33
         6.2      Notice of Certain Events........................................................................   35
         6.3      No Solicitation.................................................................................   36
         6.4      Access to Information...........................................................................   36
         6.5      Confidential Information........................................................................   37
         6.6      Public Disclosure...............................................................................   37
         6.7      Consents........................................................................................   37
         6.8      Reasonable Efforts..............................................................................   38
         6.9      Employee Matters................................................................................   39
         6.10     Covenant Not to Solicit.........................................................................   39
         6.11     Transition Planning; Transition.................................................................   40
         6.12     Additional Financial Statements.................................................................   40
         6.13     Insurance Claims................................................................................   40
         6.14     Mail Handling...................................................................................   40
         6.15     Additional Documents, Further Assurances and Cooperation; Power of Attorney.....................   41
         6.16     Transfer Taxes..................................................................................   41
         6.17     Transfer of Technology..........................................................................   41
         6.18     Allocation of Purchase Price....................................................................   42
         6.19     Obligations of Buyer Subsidiaries and Seller Subsidiaries.......................................   42
         6.20     Amendment or Termination of Certain Contracts...................................................   42
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
                                TABLE OF CONTENTS
                                  (CONTINUED)

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         6.21     Joint Development Agreement.....................................................................   42
         6.22     Financial Statements............................................................................   42

ARTICLE 7 CONDITIONS TO THE CLOSING...............................................................................   42

         7.1      Conditions to Each Party's Obligation...........................................................   42
         7.2      Condition to Buyer's Obligation.................................................................   43
         7.3      Condition to Seller's Obligation................................................................   45

ARTICLE 8 SURVIVAL AND INDEMNIFICATION............................................................................   46

         8.1      Survival........................................................................................   46
         8.2      Indemnification.................................................................................   46
         8.3      Limitations on Indemnification..................................................................   47
         8.4      Escrow Arrangements.............................................................................   47
         8.5      Indemnification Procedure.......................................................................   48
         8.6      Third Party Claims..............................................................................   49
         8.7      Escrow Agent's Duties...........................................................................   49

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER.......................................................................   51

         9.1      Termination.....................................................................................   51
         9.2      Procedure for and Effect of Termination.........................................................   52
         9.3      Amendment.......................................................................................   52
         9.4      Extension; Waiver...............................................................................   53

ARTICLE 10 MISCELLANEOUS..........................................................................................   53

         10.1     Notices.........................................................................................   53
         10.2     Entire Agreement................................................................................   54
         10.3     No Third Party Beneficiaries....................................................................   54
         10.4     Headings........................................................................................   55
         10.5     Severability....................................................................................   55
         10.6     Governing Law...................................................................................   55
         10.7     Consent to Jurisdiction.........................................................................   55
         10.8     Waiver of Jury Trial............................................................................   55
         10.9     Assignment......................................................................................   56
         10.10    Counterparts....................................................................................   56
         10.11    Fees and Expenses...............................................................................   56
         10.12    Specific Performance............................................................................   56
         10.13    Exhibits and Schedules..........................................................................   56
         10.14    Other Remedies..................................................................................   56
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
                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 25, 2003 by and between Overture Services, Inc., a Delaware corporation ("Buyer"), Fast Search & Transfer ASA, an organization organized under the laws of Norway ("Seller", and together with Seller Subsidiaries as defined in Section 1.1(bbbb), the "Seller Group"), and U.S. Bank, National Association, as escrow agent ("Escrow Agent"). Certain capitalized terms used herein shall have the meanings given to them in ARTICLE 1.

                                    RECITALS

         A.       Seller is engaged in the Business (as defined below).

         B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the assets related to the Business as set forth in this Agreement; Seller and Buyer desire that Seller license back certain rights thereto; and Buyer desires to assume certain liabilities of Seller related to the Business, all in consideration of the Purchase Price and on the terms and conditions set forth herein and in the Ancillary Agreements (the "Acquisition").

         C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Buyer and Seller to enter into this Agreement, Buyer and Seller are entering into the Transition Services Agreement, Intellectual Property License Agreement, and the Interim Commercial Hosting Agreement, all of which agreements shall be effective upon the Closing.

         D. In connection with the Acquisition, Buyer on the one hand, and Seller on the other hand, desire to make certain representations, warranties, covenants and other agreements.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, conditions and other agreements herein contained and contained in the Ancillary Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

                          DEFINITIONS AND CONSTRUCTION

         1.1 Definitions. The following capitalized terms shall have the meanings set forth below:

                  (a)      "Acquired Assets" shall have the meaning set forth in
Section 2.1.

                  (b) "Acquisition" shall have the meaning set forth in the recitals.

                  (c) "Agreement" shall have the meaning set forth in the preamble.

                  (d) "Ancillary Agreements" shall mean the General Assignment, Assumption and Bill of Sale, the Interim Commercial Hosting Agreement, the Intellectual Property License Agreement, and the Transition Services Agreement.

                  (e) "Asset Rep Schedule" shall mean any of Schedule 1.1(bbbb), Section 4.7 of the Disclosure Schedule, Schedule 4.9, Schedule 4.10,
Section 4.15(a) of the Disclosure Schedule, Section 4.15(c) of the Disclosure Schedule, Section 4.16(a) of the Disclosure Schedule, Section 4.16(b)(i) of the Disclosure Schedule, Section 4.16(h) of the Disclosure Schedule, Section 4.23 of the Disclosure Schedule, Section 4.24 of the Disclosure Schedule, or Section 4.25(a) of the Disclosure Schedule.

                  (f) "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

                  (g)      "Balance Sheet Date" shall mean December 31, 2002.

                  (h) "Base Price" shall mean Seventy Million Dollars ($70,000,000).

                  (i) "Basket Amount" shall mean Three Hundred and Fifty Thousand Dollars ($350,000) in the aggregate.

                  (j) "Books and Records" shall mean all papers and records (in paper or electronic format) in Seller Group's care, custody, or control relating to the Business, including all purchasing and sales records, customer and vendor lists, customer contact information, customer correspondence, customer licensing and purchasing histories, accounting and financial records, product documentation, product specifications, marketing requirement documents and software release orders.

                  (k) "Business" shall mean the Seller Group's "Internet Business Unit" consisting of its algorithmic web search and paid inclusion services and its AlltheWeb.com URL and related business properties and activities.

                  (l) "Business Employees" shall mean those employees of the Seller Group identified on Schedule 1.1(l).

                  (m) "Business Financial Statements" shall mean the unaudited balance sheet as of December 31, 2002 and the unaudited statements of income, cash flows, and changes in shareholder's equity for the year ended December 31, 2002.

                  (n) "Buyer" shall have the meaning set forth in the preamble.

                  (o) "Claim Certificate" shall mean a certificate signed by an Indemnified Party, or any officer thereof: (i) stating that the Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue a Loss or Losses, and (ii) specifying in reasonable detail the individual item(s) of Loss or Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty to which such item is related.

                  (p)      "Closing" shall have the meaning set forth in Section
3.1.

                  (q) "Closing Date" shall mean the date on which the Closing occurs.

                  (r) "Closing Financial Statements" shall have the meaning set forth in Section 6.12.

                  (s) "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.

                  (t) "Confidential Information" shall have the meaning set forth in the Mutual Nondisclosure Agreement.

                  (u)      "Conflict" shall have the meaning set forth in
Section 4.3(a).

                  (v) "Consent Required Contract" shall mean the agreements, contracts, indentures, instruments, guarantees or other similar agreements identified on Schedule 1.1(v) (which schedule shall be updated at the Closing by Seller to reflect the removal of agreements, contracts, indentures, instruments, guarantees or other similar agreements originally identified as of the date of this Agreement on Schedule 1.1(v), but which have been moved to
Schedule 1.1(jjjj) as a Transferred Contract pursuant to Section 6.7) which relate to the Business and which the Seller Group is willing to assign or transfer to Buyer pursuant to this Agreement, but which are not transferable or assignable without the consent of the other party or parties to such agreements, contracts, indentures, instruments, guarantees or other similar agreements which consent has not been obtained as of the date of this Agreement or the Closing, as applicable.

                  (w) "Continuing Employees" shall mean any Business Employee who becomes or, pursuant to the terms hereof, should become an employee of Buyer as a result of the Closing.

                  (x) "Contract" shall mean any agreement, contract, indenture, instrument, guarantee or other similar agreement, instrument or commitment, franchise or license.

                  (y) "Copyrights" shall mean all copyrights, copyrights registrations and applications therefor, including all copyrights subject to protection under 17 U.S.C. Section 101, and all other rights corresponding thereto throughout the world.

                  (z) "Data Center Termination Costs" means fifty (50%) of Losses incurred by Buyer in connection with termination, on or after nine months following the Closing Date, of any Consent Required Contract or Transferred Contract related to Seller's data center operations located in Sacramento, California or London, England.

                  (aa) "Deferred Support Accrual" shall have the meaning set forth in Section 4.10.

                  (bb) "Disclosing Party" shall have the meaning set forth in the Mutual Nondisclosure Agreement.

                  (cc) "Disclosure Schedule" shall mean the schedule of exceptions to the representations and warranties and the listing of information required under or made by Seller in ARTICLE 4, which schedule is delivered by Seller to Buyer on the date of this Agreement.

                  (dd) "Earn-Out" shall mean the additional amount of cash to be paid by Buyer to Seller as part of the Purchase Price, on the terms and conditions set forth in Schedule 3.2(b).

                  (ee) "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, subscription right awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including any of the foregoing arising out of the Norwegian Working Environment Act of 1977 and including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Business Employee, or with respect to which the Seller Group has or may have any Liability to any Business Employee.

                  (ff) "Environmental Permits" shall have the meaning set forth in Section 4.26(c).

                  (gg)     "Equipment" shall have the meaning set forth in
Section 4.15(c).

                  (hh) "Escrow Agent" shall have the meaning set forth in the recitals, or any successor entity or permitted assign.

                  (ii) "Escrow Amount" shall mean twelve million seven hundred fifty thousand dollars ($12,750,000).

                  (jj)     "Escrow Fund" shall have the meaning set forth in
Section 8.4(a).

                  (kk)     "Escrow Period" shall have the meaning set forth in
Section 8.4(b).

                  (ll) "Escrow Termination Date" shall have the meaning set forth in Section 8.1.

                  (mm) "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.

                  (nn) "GAAP" shall mean, with respect to Buyer and Seller, United States generally accepted accounting principles.

                  (oo) "General Assignment, Assumption and Bill of Sale" shall mean that certain agreement executed by Buyer and Seller and delivered at the Closing, the form of which is attached hereto as Exhibit A.

                  (pp) "Governmental Authorization" shall mean each consent, license, permit, grant or other authorization issued to the Seller Group by a Governmental Entity pursuant to which Seller currently operates or holds any interest in the Acquired Assets.

                  (qq) "Governmental Entity" shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

                  (rr) "Hazardous Material" shall mean any amount of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, other than office and janitorial supplies properly and safely maintained.

                  (ss) "Hazardous Materials Activities" shall have the meaning set forth in Section 4.26(b).

                  (tt) "Indebtedness" shall mean (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (ii) capital lease obligations, (iii) any balance deferred and unpaid for the purchase price of any property, (iv) all indebtedness of others secured by a lien on any asset, (v) outstanding checks that will be funded by borrowed money, whether current or long-term, secured or unsecured, and (vi) to the extent not otherwise included in the immediately preceding clauses, any guaranty of any indebtedness of any other Person.

                  (uu) "Indemnified Parties" shall mean Buyer and its officers, directors, affiliates and agents.

                  (vv) "IP" shall mean any Technology and Intellectual Property Rights, including Registered Intellectual Property Rights.

                  (ww) "Intellectual Property License Agreement" shall mean the intellectual property license agreement attached hereto as Exhibit B.

                  (xx) "Intellectual Property Rights" shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all Patents; (ii) all Trade Secret rights; (iii) all Copyrights, mask works, and mask work registrations and applications, and any other rights in works of authorship; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks;
(vi) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software;
(viii) rights to Uniform Resource Locators, Web site addresses and domain names;
(ix) any similar, corresponding or equivalent rights to any of the foregoing.

                  (yy) "Interim Commercial Hosting Agreement" shall mean that certain agreement executed and delivered by the parties concurrently with this Agreement in the form set forth on Exhibit D hereto.

                  (zz) "Joint Development Agreement" shall mean an agreement intended to be negotiated by Buyer and Seller and executed by them prior to the Closing Date, which agreement is intended to be substantially on the terms set forth in Schedule 1.1(zz).

                  (aaa) "Key Employees" shall mean those employees identified on Schedule 1.1 (aaa)

                  (bbb) "Latent Liability" shall mean any Liability arising out of any violation of law, breach of Contract or tort which violation, breach or tort occurred prior to the Closing.

                  (ccc) "Lease Agreements" shall have the meaning set forth in Section 4.15(a).

                  (ddd) "Liability" shall mean any and all debts, liabilities and obligations, whether accrued, unaccrued, fixed, absolute, contingent, matured, unmatured, determined, determinable, including those arising under any law, claim, action, suit, arbitration, inquiry, proceeding or investigation by any national, federal, state, municipal or local law or other government, governmental, regulatory or administrative authority, agency or commission of any court, tribunal or judicial or arbitral body and those arising under any Contract or undertaking.

                  (eee) "Liens" shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of any asset, other than liens for Taxes not yet due and payable.

                  (fff) "Loss" shall mean any claim (including without limitation by way of correspondence to responsible persons), loss, Liability, damage, deficiency, cost or expense, including reasonable attorneys' fees and expense of investigation and defense.

                  (ggg) "Material Adverse Effect" shall mean any change, event or effect that has been or is reasonably expected to be materially adverse to (i) the Acquired Assets (tangible or intangible), (ii) the Business or its condition (financial or otherwise) or operations, (iii) the results of operations of the Seller Group related to the Business, or (iv) the Seller Group's ability to consummate the transactions contemplated hereby.

                  (hhh) "Mutual Nondisclosure Agreement" shall mean that certain mutual nondisclosure agreement dated as of August 15, 2001, as amended on June 28, 2002, by and between Buyer and Seller.

                  (iii)    "Obligations" shall have the meaning set forth in
Section 8.4(c)(ii).

                  (jjj) "Offer Letter" shall mean an offer letter of "at-will" employment on Buyer's standard form, or in the case of all Business Employees employed in Norway, the United Kingdom or Germany, a confirmation of transfer of employment in accordance with applicable laws as those are referred to in Section 3.5 below.

                  (kkk) "Offered Employees" shall mean those Business Employees identified on Schedule 1.1(kkk) and all Business Employees employed in Norway, the United Kingdom or Germany.

                  (lll) "Patents" shall mean all United States, Norwegian and other international and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including without limitation, invention disclosures and any rights therein.

                  (mmm)    "Permitted Liens" shall have the meaning set forth in
Section 4.15(a).

                  (nnn) "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

                  (ooo) "Possessed Assets" shall mean any (i) Patent, (ii) Copyright for which a tangible embodiment is any Technology or other asset delivered to Buyer or any Buyer Subsidiary in connection with the transactions contemplated hereby or (iii) tangible asset delivered to Buyer or any Buyer Subsidiary in connection with the transactions contemplated hereby.

                  (ppp) "Possessed Asset Schedule" shall mean any of Schedule 1.1(dddd), Schedule 1.1(llll) and Schedule 1.1(mmmm) hereto.

                  (qqq) "Products" shall mean the products of the Seller Group which shall include "FAST Web Search 3.4" and "Partnersite 1.1", and any and all derivatives or predecessors of all such products.

                  (rrr) "PTO" shall mean the United States Patent and Trademark Office and the Norwegian Patent Office, or any successor thereto.

                  (sss) "Purchase Price" shall mean the consideration to be delivered by Buyer to Seller in connection with the Acquisition, which consists of the Base Price plus the Earn-Out, if any.

                  (ttt) "Receiving Party" shall have the meaning set forth in the Mutual Nondisclosure Agreement.

                  (uuu) "Registered Intellectual Property Rights" shall mean all United States, Norwegian and other international and foreign: (i) Patents;
(ii) Trademarks; (iii) registered Copyrights and applications to register Copyrights; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

                  (vvv) "Remaining Portion" shall have the meaning set forth in Section 8.4(b).

                  (www) "Returns" shall have the meaning set forth in Section 4.22(a).

                  (xxx) "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

                  (yyy) "Self-Executing Transferable Assets" shall mean any and all Patents and Patent applications arising out of, relating to, or claiming priority to, or from which a priority is claimed with respect to, any of the Patents or Patent applications listed on Schedule 1.1(mmmm), whether or not pending, issued, expired, abandoned or closed.

                  (zzz) "Seller" shall have the meaning set forth in the preamble, and shall include, to the extent necessary and appropriate, the Seller Subsidiaries.

                  (aaaa) "Seller Real Property" shall have the meaning set forth in Section 4.15(a).

                  (bbbb) "Seller Subsidiaries" shall mean the domestic and foreign subsidiaries of Seller listed on Schedule 1.1(bbbb), each of which owns assets related to the Business and/or employs Business Employees.

                  (cccc) "Software" shall mean any and all computer software and code, including algorithms, routines, assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.

                  (dddd) "Tangible Assets" shall mean the tangible assets identified on Schedule 1.1(dddd), which shall also set forth the date of acquisition and original purchase price of each such asset.

                  (eeee) "Tax" and "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (ffff) "Technology" shall mean all information and technology, tangible copies, embodiments and things, in any media of any or all of the following: (i) Software; (ii) inventions (whether or not patented or patentable), improvements, and other technology, (iii) Trade Secrets; (iv) databases, works of authorship, data compilations and technical data; (v) tools, methodologies, processes, devices, prototypes, schematics, and hardware development tools; but in each case, not the Intellectual Property Rights therein.

                  (gggg) "Third Party IP" shall mean any Technology or Intellectual Property Right of a third party or in the public domain (including Open Source Software) or any modification or derivative thereof that was used in, incorporated into, integrated or bundled with any Technology that is or was, used in the Business, incorporated in, or used in the development or compilation of any Product, or listed in Schedule 1.1(gggg).

                  (hhhh) "Trademarks" shall mean trade names, logos, trademarks and service marks, trademark and service mark registrations and applications.

                  (iiii) "Trade Secrets" shall mean trade secrets and other know-how, show-how, technical data, techniques, or other confidential or proprietary information.

                  (jjjj) "Transferred Contract" shall mean the agreements, contracts, indentures, instruments, guarantees or similar agreements identified on Schedule 1.1(jjjj) (which schedule shall be updated at the Closing by Seller to reflect the addition of agreements, contracts, indentures, instruments, guarantees or other similar agreements originally identified as of the date of this Agreement on Schedule 1.1(v) as a Consent Required Contract but which have been moved to Schedule 1.1(jjjj) pursuant to Section 6.7) which do not require consent to assignment from a third party or for which consent to assignment from a third party has been obtained prior to the Closing.

                  (kkkk) "Transferred IP" shall mean (i) the Transferred Intellectual Property Rights and (ii) the Transferred Technology.

                  (llll)   "Transferred Intellectual Property Rights" shall mean
(i) the Transferred Patents; (ii) the Transferred Trademarks; and (iii) all other Intellectual Property Rights owned or transferable by Seller (1) embodied by, or which would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products, the Transferred Technology or operation of the Business; including all Copyrights embodied by the Products; (2) related to, or necessary for, the operation of the Business; or (3) listed or described in Schedule 1.1(llll)

                  (mmmm) "Transferred Patents" shall mean (i) the Patents and Patent applications listed on Schedule 1.1(mmmm), (ii) any and all Patents and Patent applications arising out of, relating to, or claiming priority to, or from which a priority is claimed with respect to, any of the Patents or Patent applications listed on Schedule 1.1(mmmm), whether or not pending, issued, expired, abandoned or closed, and (iii) any other Patent or Patent application with a filing date prior to the anniversary of the Closing Date related to the Business.

                  (nnnn) "Transferred Technology" shall mean all Technology owned or transferable by Seller (other than the Licensed Technology) related to the Business or the Acquired Assets, including all Technology listed on Schedule 1.1(nnnn). To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and the Software from which such Software was derived, in both source and object code form, shall be included as Transferred Technology.

                  (oooo) "Transferred Trademarks" shall mean all Trademarks owned or transferable by Seller (i) related to the Business, the Products or the Acquired Assets; or (ii) listed or described in Schedule 1.1(oooo).

                  (pppp) "Transfer Taxes" shall mean all sales, use, value-added, gross receipts, excise, registration, stamp, duty, transfer and other similar taxes and governmental fees.

                  (qqqq) "Transition Services Agreement" shall mean that certain agreement executed and delivered by the parties on the date of this Agreement and effective upon the Closing attached hereto as Exhibit C.

                  (rrrr) "Unsatisfied Claim Amount" shall have the meaning set forth in Section 8.4(b).

         1.2      Interpretation and Construction.

                  (a) All references in this Agreement to "Articles," "Sections," "Schedules" and "Exhibits" refer to the articles, sections, schedules and exhibits of this Agreement, unless otherwise indicated.

                  (b) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

                  (c) The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

                  (d) The word "including" when used herein is not intended to be exclusive and means "including, without limitation."

                  (e) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  (f) The "$" symbol refers to United States Dollars, unless otherwise specified.

                                   ARTICLE 2

                             ASSETS AND LIABILITIES

         2.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees at the Closing to sell, convey, transfer and assign, or cause the Seller Group to sell, convey, transfer and assign, to Buyer or one or more domestic or foreign subsidiaries of Buyer designated by Buyer prior to the Closing ("Buyer Subsidiaries"), and Buyer hereby agrees to purchase or cause Buyer Subsidiaries to purchase from the Seller Group all of the Seller Group's rights, title and interest in and to the assets set forth below, free and clear of any and all Liens (collectively, the "Acquired Assets"):

                  (a)      The Tangible Assets;

                  (b) The Transferred Intellectual Property Rights (other than the Transferred Trademarks);

                  (c) The Transferred Trademarks and all goodwill of the Business appurtenant thereto;

                  (d)      The Transferred Technology;

                  (e)      The Transferred Contracts;

                  (f)      The Books and Records;

                  (g) All brochures, user manuals, graphics and art work (in each case, in paper and electronic format) and UPC codes relating to the Products; and

                  (h) All rights to recover past, present and future damages for infringement or misappropriation of any of the Transferred Intellectual Property Rights, or for breach of any of the Transferred Contracts.

         2.2 Excluded Assets. Except as set forth in Section 2.1 the assets of the Seller Group shall not be deemed to be Acquired Assets and shall be excluded from the assets delivered by the Seller Group to Buyer or the Buyer Subsidiaries at the Closing.

         2.3 Assumed Liabilities. As of the Closing, Buyer hereby agrees that Buyer and/or one or more Buyer Subsidiaries as determined by Buyer will assume, pay or discharge when due only the following obligations or liabilities of the Seller Group (collectively, the "Assumed Liabilities"):

                  (a) Those executory obligations of the Seller Group under the Transferred Contracts;

         2.4 Excluded Liabilities. Except as provided in Section 2.3, Buyer and the Buyer Subsidiaries shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of the Seller Group, including:

                  (a)      Any Indebtedness;

                  (b)      Any Latent Liability;

                  (c)      Any Liability which is past-due as of the Closing;

                  (d) Any Liability relating to, arising out of or resulting from any Employee Plan

                  (e) All payments or entitlements which are due to be paid prior to the Closing Date to the Continuing Employees in connection with their employment (including, without prejudice to the generality of the foregoing, all wages, other remuneration, holiday pay, pension contributions and taxation); and all payments which are due to be paid prior to the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Continuing Employees;

                  (f) Except as set forth in Section 6.16 hereof, any Liability for Taxes for, arising from or attributable to any taxable period or portion thereof ending on or prior to the Closing Date (including the portion of any real or personal property taxes or similar taxes attributable to such period); and

                  (g) Any Liability to the extent arising from or related to the Excluded Assets.

         2.5      Dispute Regarding Acquired Assets

                  (a) At any time prior to the date that is twelve months after the Closing Date, in the event that the representations and warranties of Seller in Section 4.28 hereof or any Asset Rep Schedule may be inaccurate or untrue in any respect, then if such inaccuracy or untruth could be corrected if any Possessed Asset had been included on such Asset Rep Schedule or any Possessed Asset Schedule, then Buyer shall have the right to amend any Possessed Asset Schedule to include such omitted Possessed Asset and such amendment shall have the same effect as if such Possessed Asset had been included on such Possessed Asset Schedule as of the date hereof.

                  (b) At any time prior to the date that is twelve months after the Closing Date, Buyer shall have the right to notify Seller in writing that the representations made by Seller in Section 4.28 hereof or in any Asset Rep Schedule are or were not true and correct and that an additional transfer or license of assets, rights, documents or items is necessary in light thereof (an "Asset Dispute Notice"). If any inaccuracy or untruth in the representations and warranties of Seller identified in any Asset Dispute Notice could be corrected by a transfer of any asset other than a Possessed Asset to Buyer or a Buyer Subsidiary, then the Seller Group shall take all appropriate action to effect such a transfer of such asset to Buyer or a Buyer Subsidiary. Upon delivery of an Asset Dispute Notice, Buyer and Seller shall negotiate in good faith in an attempt to resolve the dispute within seven (7) days of such delivery. If the parties are unable to resolve the dispute after good faith negotiation during that period, either party may demand arbitration of the dispute and the dispute shall be settled by arbitration conducted by three (3) arbitrators. Buyer and Seller shall each select one arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period for resolution of the dispute, which time period shall not exceed 30 days (unless determined unanimously by the arbitrators that such time period shall be extended) and the arbitrators shall establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the resolution of the dispute regarding an Asset Dispute Notice and this Section 2.5 shall be binding and conclusive upon the parties to this Agreement, and Buyer and Seller shall be entitled to act in accordance with such decision. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association.

                  (c) Notwithstanding anything herein to the contrary, nothing in this Section 2.5 shall affect Buyer's rights pursuant to ARTICLE 8 hereof.

                                   ARTICLE 3

                           CLOSING AND PURCHASE PRICE

         3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California commencing at 10:00 a.m., Pacific Time, on the date that is two (2) business days following the satisfaction or written waiver of the conditions of

Closing set forth in ARTICLE 7 hereof (other than those conditions which by their terms are not to be satisfied until the Closing, but subject to the waiver or fulfillment of those conditions), or such other date or location as the parties may mutually determine.

         3.2 Purchase Price. Payment of the Purchase Price by Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, will be made as follows:

                  (a) Base Price. At the Closing, Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, will, by transfer of immediately available funds to a bank account designated in writing by Seller, deliver the Base Price, less the Escrow Amount, to Seller.

                  (b) Earn-Out. Upon the satisfaction of the conditions set forth in Schedule 3.2(b), Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, will deliver the aggregate amount of cash constituting the Earn-Out, or such portion thereof as is specified in Schedule 3.2(b), to Seller.

         3.3 Closing Date Deliveries of Seller. In addition to the requirements of the Seller Group under Section 2.1, at the Closing, the Seller Group shall deliver, or cause to be delivered, to Buyer at the Seller Group's sole cost, in the manner and form, and to the locations, reasonably specified by
Buyer:

                  (a) The Acquired Assets, including (i) with respect to the Transferred Contracts, a complete, accurate and legible copy of each such Contract (including all amendments and supplements thereto); (ii) with respect to the Transferred Contracts that were Consent Required Contracts as of the date of this Agreement, a written consent by the third parties thereto to the transfer and assignment of such Consent Required Contract to Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, and (iii) with respect to all Software included in the Acquired Assets, such delivery to be made by electronic means;

                  (b) The duly executed General Assignment, Assumption and Bill of Sale executed by Seller and, as appropriate, Seller Subsidiaries, which shall be in full force and effect;

                  (c) Duly executed assignments of the Transferred Intellectual Property Rights, including assignments of the Transferred Patents, which shall be in full force and effect;

                  (d) With respect to each of the Products or any item of the Transferred Technology for which the Seller Group has filed a Copyright registration with the United States Copyright Office, an assignment in form reasonably acceptable to Buyer to record the transfer of such Copyright to Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, in the United States Copyright Office. If the Seller Group has not registered such Copyright prior to the Closing Date, Seller shall deliver to Buyer at the Closing an application, in a form reasonably acceptable to Buyer, to register such Copyright in the current version of each Product or other work, authorship or license in the Transferred Technology with the United States Copyright Office, to the extent such Product or Transferred Technology is disclosed in the Disclosure Schedule or to the extent such application is otherwise reasonably requested by Buyer. Each such application shall include the required extracts of the Product Software for such application and shall specify Buyer (or an entity identified by Buyer) as the owner by assignment of such Copyright;

                  (e)      The duly executed certificate of Seller required by
Section 7.2(l).

                  (f)      The opinion of legal counsel of Seller required by
Section 7.2(m);

                  (g) The duly executed Ancillary Agreements to which Seller or any member of the Seller Group is a party that were not delivered on the date of this Agreement, which Ancillary Agreements shall be in full force and effect;

                  (h) Such other duly executed, good and sufficient instruments of sale, conveyance, assignment or transfer, in form and substance reasonably acceptable to Buyer's counsel, executed by one or more members of the Seller Group, reasonably necessary so as to vest in Buyer good and valid title in and to the Acquired Assets (including, with respect to any Acquired Assets located or to be located in any jurisdiction, one or more bills of sale or similar conveyance documents as may be required under the law of the applicable jurisdiction to validly convey, assign and transfer such Acquired Assets).

                  (i) Patent prosecution files and all other documentation relevant to the Transferred Intellectual Property Rights; and

                  (j) All Software included in the Transferred Technology in electronic format.

         3.4 Closing Date Deliveries of Buyer. At the Closing, Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, shall deliver, or cause to be delivered, to Seller the following:

                  (a)      The Base Price, less the Escrow Amount;

                  (b) The duly executed certificates of Buyer required by Sections 7.3(d) and 7.3(e); and

                  (c) The duly executed General Assignment, Assumption and Bill of Sale, which shall be in full force and effect; and

                  (d) The duly executed Ancillary Agreements to which Buyer is a party that were not delivered on the date of this Agreement, which Ancillary Agreements shall be in full force and effect.

         3.5 Transfer of Employees. The Continuing Employees shall become employees of Buyer, and/or, as determined by Buyer, one or more Buyer Subsidiaries, with effect from the Closing Date. For those Continuing Employees subject to the protections of Norwegian law, the transfer of such employment from the Seller Group to Buyer, and/or, as determined by Buyer, one or more Buyer Subsidiaries, shall be subject to, and in accordance with, the rules laid down by the Norwegian Working Environment Act of 1977, Chapter 12A, and Seller Group and Buyer undertake to perform all acts necessary in order to facilitate said transfer, including but not limited to, signing necessary documents, preparing and giving required presentations, and attending meetings. For the German Continuing Employees subject to the protections of German law, the transfer of such employment shall be subject to, and in accordance with, the mandatory provisions of Section 613a German Civil Code. For the United Kingdom Continuing Employees subject to the protections of United Kingdom law, the transfer of such employment shall be subject to, and in accordance with, the Transfer of Undertaking (Protection of employment) Regulations 1981.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth or identified in the Disclosure Schedule (referencing the appropriate section and paragraph numbers), Seller on behalf of itself and each of its subsidiaries hereby represents and warrants to Buyer as follows. Disclosures made under one subsection heading of the Disclosure Schedule shall be deemed as disclosure relating to one or more other subsections of this Agreement to the extent such disclosure would be appropriate in such other subsection(s), provided that such disclosure is either cross-referenced or the application of such disclosure to such other subsection(s) is clearly evident from the substance, language and context of such disclosure.

         4.1 Organization. Seller is duly organized, validly existing and in good standing under the laws of Norway. Seller has all requisite power to own and use the properties owned and used by it and to carry on the Business as currently conducted and as currently proposed to be conducted. Seller is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of the Business makes such qualification, licensing or admission necessary. Seller has delivered a true, correct and complete copy of its Articles of Association, as amended to date and in full force and effect on the date hereof, to Buyer. The operations now being conducted by Seller relating to the Business or the Acquired Assets have not now and have never been conducted under any other name. Seller is not in violation of any of the provisions of its Articles of Association.

         4.2 Authorization. Seller has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, and no further action is required on the part of Seller or its stockholders to approve, adopt or authorize this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         4.3      Noncontravention.

                  (a) The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any provision of Seller's Articles of Association, (ii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") any Transferred Contract, Consent Required Contract or Governmental Authorization or other material Contract to which Seller or any of its subsidiaries is a party or applicable to Seller's or any of its subsidiaries' properties or assets, or (iii) violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Business or the Acquired Assets.

                  (b) The execution and delivery of this Agreement and any Ancillary Agreements to which Seller or any Seller Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, does not require any notice under any Transferred Contract or Consent Required Contract.

         4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party to a Transferred Contract or Consent Required Contract (except consent required to assign such Consent Required Contract to Buyer), is required by, or with respect to, Seller or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

         4.5 Contracts. Seller and its subsidiaries are in compliance with and have not breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract or Consent Required Contract, nor is Seller or any of its subsidiaries aware of any event that would constitute such a breach, violation or default (with or without the giving of notice, lapse of time or both) nor to Seller's or any of its subsidiaries' knowledge is any party to any Transferred Contract or Consent Required Contract other than Seller or any of its subsidiaries in breach or default under any of the terms or conditions thereof.

         4.6 Seller Subsidiaries. Each Seller Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and has the requisite power to own and use the properties owned and used by it and to carry on the Business as currently conducted and as currently proposed to be conducted. Each Seller Subsidiary has the requisite power and authority to enter into each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery by each Seller Subsidiary of each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements has been duly authorized by all necessary action on the part of each Seller Subsidiary, and no further action is required on the part of such Seller Subsidiary to approve, adopt or authorize the transactions contemplated hereby and thereby. Seller beneficially owns, directly or indirectly, all of the outstanding securities of each Seller Subsidiary. Schedule 1.1(bbbb) contains a full and complete list of all of Seller's subsidiaries, with specific reference to the Seller Subsidiaries owning assets related to the Business, and no assets of the Business, including the Acquired Assets, are owned by any entities other than Seller and Seller Subsidiaries.

         4.7 Governmental Authorizations. Section 4.7 of the Disclosure Schedule lists each Governmental Authorization. Each such Governmental Authorization is in full force and effect.

         4.8 Listed Company Filings. Seller has complied in all material respects with the requirements under the Norwegian Securities Act or the Stock Exchange Act and regulations applicable to Seller's position as a company listed on the Oslo Stock Exchange. The filings made by Seller in connection therewith do not contain any untrue statement of a material fact and Seller has not omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements and other financial information regarding Seller contained or referenced in such filings complied as to form in all material respects with the applicable Norwegian rules and regulations with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly presented the consolidated financial position of Seller and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Seller's operations and cash flows for the periods indicated (subject to, in the case of unaudited financial statements, normal and recurring year-end audit adjustments that are not material).

         4.9 Business Financial Statements. The Business Financial Statements attached hereto as Schedule 4.9 are true and correct in all material respects, (b) fairly represent the financial condition and results of operations of the Business as of the dates and for the periods so indicated, and (c) are prepared in accordance with GAAP on a basis consistent throughout the periods indicated and consistent with each other. The Closing Financial Statements to be delivered at Closing will be true and correct in all material respects, (b) will fairly represent the financial condition and results of operations of the Business as of the dates and for the periods so indicated, and (c) will be prepared in accordance with GAAP on a basis consistent throughout the periods indicated and consistent with each other.

         4.10 Support Contracts. Schedule 4.10 of the Disclosure Schedule sets forth a true and complete list of all Consent Required Contracts and Transferred Contracts pursuant to which Seller or any of its subsidiaries is obligated to provide support or maintenance to customers, together with the amounts of deferred revenue that are associated with executory support obligations under such Consent Required Contracts and Transferred Contracts (each, a "Deferred Support Accrual"). Each Deferred Support Accrual is as reflected in the Books and Records and has been accrued in accordance with GAAP, consistently applied, and each arose in the ordinary course of business consistent with past practices. Seller has not given any warranties or indemnities relating to the

Products or any other products or Technology sold or licensed or services rendered by Seller related to the Business or the Acquired Assets.

         4.11 Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been, occurred or arisen any:

                  (a) Transaction by Seller or any of its subsidiaries related to the Business or the Acquired Assets except in the ordinary course of business as conducted prior to that date and consistent with past practices;

                  (b) Destruction of, damage to, or loss of any asset, business or customer of Seller or any of its subsidiaries related to the Business (whether or not covered by insurance);

                  (c) Change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or any of its subsidiaries related to the Business or the Acquired Assets;

                  (d) Revaluation by Seller or any of its subsidiaries of any of the Acquired Assets (whether tangible or intangible), including writing off notes or accounts receivable (other than write offs of accounts receivable in the ordinary course of business consistent with past practices which are immaterial in the aggregate);

                  (e) Increase in the salary or other compensation payable or to become payable by Seller or any of its subsidiaries to any Business Employee, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash, stock or otherwise) by Seller or any of its subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any Business Employee;

                  (f) Other than in the ordinary course of business consistent with past practices, sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of Seller or any of its subsidiaries related to the Business, including the sale of any accounts receivable of Seller or any of its subsidiaries related to the Business, or any creation of any security interest in the Acquired Assets;

                  (g) The commencement, settlement or notice, or to Seller's or any of its subsidiaries' knowledge threat, of any lawsuit, proceeding or other investigation against Seller or any of its subsidiaries related to the Business or the Acquired Assets, or any reasonable basis for any of the foregoing;

                  (h) (i) Sale, license or transfer of any Intellectual Property Rights of Seller or any of its subsidiaries related to the Business or the Acquired Assets or entering into any agreement with respect to any Intellectual Property Rights of Seller or any of its subsidiaries related to the Business or the Acquired Assets with any Person, other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practices, (ii) purchase or license of any Intellectual Property Rights or entering into any agreement with respect to the Intellectual Property Rights of any Person related to the Business or the Acquired Assets, (iii) entering into any agreement with respect to the development of any Intellectual Property Rights with a third party related to the Business or the Acquired Assets, or (iv) change in pricing or royalties set or charged by Seller or any of its subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed IP to Seller or any of its subsidiaries related to the Business or the Acquired Assets;

                  (i) Agreement or modification to any agreement pursuant to which any other Person was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Seller or any of its subsidiaries related to the Business or the Acquired Assets;

                  (j) Employment dispute, including but not limited to, claims or matters raised by any individuals or any workers' representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Business or the Acquired Assets;

                  (k) Waiver or release of any right or claim of Seller or any of its subsidiaries related to the Business or the Acquired Assets;

                  (l) Lease, license, sublease or other occupancy of any of the real properties used in connection with the Business;

                  (m) Any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect; or

                  (n) Agreement by Seller or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (m) of this
Section 4.11 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and the Ancillary Agreements).

         4.12 Absence of Undisclosed Liabilities. Neither Seller nor any of its subsidiaries has any Liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) related to the Business or the Acquired Assets, which individually or in the aggregate is material or is reasonably likely to become material and has not been reflected in the Business Financial Statements.

         4.13 Brokers' and Finders' Fees. Neither Seller nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated hereby for which Buyer could become liable or obligated.

         4.14 Compliance with Laws. Seller and its subsidiaries are in compliance with all applicable foreign, federal, state or local statutes, laws and regulations with respect to the conduct or operation of the Business and the Acquired Assets.

         4.15     Title to Property; Condition of Property; Absence of Liens.

                  (a) Section 4.15(a) of the Disclosure Schedule sets forth a list of the addresses of all real property currently owned, leased or subleased by or from Seller or any of its subsidiaries or otherwise used or occupied by Seller or any of its subsidiaries for the operation of the Business or any of the Acquired Assets (the "Seller Real Property"), the name of the lessor, master lessor and/or lessee, if applicable, the date and term of the lease or sublease, if applicable, and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. With respect to Seller Real Property that is owned by Seller or any of its subsidiaries, Seller or such subsidiary has good and valid title to such owned Seller Real Property, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and
(iii) such non-monetary imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby (the items in clauses (i), (ii) and (iii) shall be referred to as "Permitted Liens"). Seller has provided Buyer with true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Seller Real Property, including all amendments, terminations and modifications thereof (the "Lease Agreements"). There are no other Lease Agreements for real property affecting the Seller Real Property or to which Seller or any of its subsidiaries is bound. All such Lease Agreements are in full force and effect, are valid and enforceable against Seller or its subsidiaries and, to Seller's and its subsidiaries' knowledge, against any other party thereto, in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default by Seller or any of its subsidiaries or, to Seller's or any of its subsidiaries' knowledge, by any other party thereto (or event which with notice or lapse of time, or both, would constitute a default by Seller or any of its subsidiaries or, to Seller's or any of its subsidiaries' knowledge, by any other party thereto). Neither the operations of Seller or any of its subsidiaries on the Seller Real Property nor, to Seller's or any of its subsidiaries' knowledge, such Seller Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. There are no other parties occupying, or with a right to occupy, the Seller Real Property. None of Seller nor any of its subsidiaries has received any notice of default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against Seller or any of its subsidiaries or, to Seller's or any of its subsidiaries' knowledge, against any other party thereto, of any such Lease Agreement or the rights of Seller or any of its subsidiaries or Buyer to the continued use and possession of the Seller Real Property for the conduct of the Business or the Acquired Assets as it is presently conducted.

                  (b) Each member of the Seller Group has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its respective tangible properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens, except Permitted Liens. The tangible properties and assets of Seller and its subsidiaries used in the Business are in good operating condition and repair, normal wear and tear excepted, and is otherwise suitable for the conduct of the Business as currently conducted.

                  (c) Section 4.15(c) of the Disclosure Schedule identifies all material items of equipment, machinery, furniture, fixtures, and tangible personal property (collectively, the "Equipment") owned or leased by Seller or any of its subsidiaries for use in the Business and identifies if any such items are subject to any Lien or encumbrance, other than Permitted Liens, and such Equipment (i) constitutes all of the material tangible assets of Seller and its subsidiaries used in or related to the Business, (ii) is reasonably adequate for the conduct of the Business of Seller and each of its subsidiaries as currently conducted, and (iii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.

         4.16     Intellectual Property.

                  (a) Section 4.16(a) of the Disclosure Schedule contains a complete and accurate list of all Products and description of the Technology material or necessary to the operation of the Business as currently conducted by Seller or as reasonably contemplated to be conducted by Buyer following the Closing, consistent with Seller's past practice.

                  (b) Section 4.16(b)(i) of the Disclosure Schedule lists all Transferred Intellectual Property Rights related to the Business or the Acquired Assets that are Registered Intellectual Property Rights. All such Registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid and enforceable to the extent consistent with applicable law, and are not subject to any unpaid maintenance fees or taxes or actions due within 180 days of the date of this Agreement; provided no representation is made with respect to any actions arising from events occurring after the execution of this Agreement and prior to Closing that were not known to Seller prior to the execution of this Agreement. There are no proceedings or actions known to Seller or any of its subsidiaries before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any such Registered Intellectual Property Rights. Neither Seller nor any of its subsidiaries have any knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable (it being understood that no representation is made regarding whether or not such Transferred Intellectual Property Rights could have been claimed or asserted in a more expansive manner than has been done), nor has Seller or any of its subsidiaries taken, or failed to take, any action in the application for or prosecution of Transferred Intellectual Property Rights that are Registered Intellectual Property Rights that would render such Transferred Intellectual Property Rights invalid or unenforceable. Neither Seller nor any of its subsidiaries have claimed any status in the application for or registration of any Registered

Intellectual Property Rights, including "small business status," that would not be applicable to Buyer.

                  (c) Each item of Transferred IP is free and clear of any Liens. Seller owns exclusively, and has good title to all works of authorship and all associated Copyrights that are used or embodied in, the Transferred Technology, and no other Person has any other rights thereto. All Acquired Assets will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

                  (d) To the extent that any Transferred IP was originally owned, invented or created by or for any third party, including any predecessor of Seller or any of its subsidiaries: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Transferred IP by valid assignment or otherwise; (ii) the transfers from Seller to Buyer hereunder do not violate such third party Contracts; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred IP; and (iv) no basis exists for such third party to challenge or object to this Agreement or the transactions contemplated hereby.

                  (e) Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller's and its subsidiaries' rights in and under the Consent Required Contracts and Transferred Contracts without incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Seller would have had had such transfer not taken place.

                  (f) Neither Seller nor any of its subsidiaries has transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Transferred IP to any other Person, except for non-exclusive licenses to Products granted in the ordinary course.

                  (g) The Transferred IP constitutes all of the IP related to, used in, necessary to, or that would be infringed by, the operation of the Business as currently conducted by Seller, or as reasonably anticipated to be conducted by Buyer following the Closing, including without limitation, the design, development, manufacture, use, import, distribution or sale of the Products.

                  (h) The Transferred Patents include (i) all Patents and Patent applications of the Seller Group in which any employee that is a Business Employee is or should be a named inventor under applicable United States or European Patent laws and regulations; and (ii) any Patent that is or would be infringed by the operation of the Business or the making, using or selling of any Product.

                  (i) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the creation or development of the Transferred IP. No current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Transferred Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Transferred IP.

                  (j) Seller has, and as a result of the transactions contemplated hereby, Buyer will have, the right to use, pursuant to valid licenses, all Transferred Technology, including Software development tools, library functions, compilers and all other third-party Software that are related to the Business or that are used in the Business to create, modify, compile, operate or support any Software (including the Products) that is Transferred Technology.

                  (k) No Third Party Technology, including any Open Source Software (as defined Section 4.16(z) below), was or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Technology that is or was a Transferred Technology or a Product.

                  (l) There are no contracts, licenses or agreements to which Seller or any of its subsidiaries is a party with respect to any Transferred IP.

                  (m) Neither (i) the operation of the Business, including the making, using, selling, maintaining, licensing and distribution of the Products, by either Seller or any of its subsidiaries or, following the Closing, by Buyer consistent with Seller's past practice, nor (ii) the Acquired Assets, did, do, or will: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any of its subsidiaries have received notice from any Person claiming that the Business or the Acquired Assets infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller or any of its subsidiaries have knowledge of any basis therefor).

                  (n) No licenses or other consents are required from any third party to permit Buyer to fully exploit the Acquired Assets consistent with Seller's past practice.

                  (o) There are no contracts, licenses or agreements between Seller or any of its subsidiaries and any other Person with respect to the Acquired Assets, including the Transferred IP, under which there is any dispute or any dispute threatened in writing regarding the scope of such agreement or performance under such agreement.

                  (p) Neither Seller nor any of its subsidiaries has any reason to believe that any Person is infringing or misappropriating the Transferred Intellectual Property Rights, it being understood that no representation is made regarding generalized suspicion of software piracy.

                  (q) Seller and its subsidiaries have taken all reasonable steps that are required to protect their respective rights in confidential information and Trade Secrets associated with or related to the Acquired Assets consistent with reasonable commercial practice.

                  (r) No third party possesses any copy of any source code to any Software that is Transferred Technology (including any Product) and Seller shall have delivered to Buyer all copies, and neither Seller nor any of its subsidiaries shall have retained any copy, of any source code to any Software that is Transferred Technology, except as permitted under the Intellectual Property License Agreement.

                  (s)      [Intentionally Omitted]

                  (t) Seller and its subsidiaries have and enforce a policy requiring each employee and consultant of Seller and its subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 4.16(t) of the Disclosure Schedule and all current and former employees and consultants of Seller and its subsidiaries who have created or modified any of the Transferred Technology have executed such an agreement assigning all of such employees' and consultants' rights in and to the Transferred Technology and the Transferred Intellectual Property Rights to Seller.

                  (u) No Acquired Asset is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or may affect the validity, use or enforceability of the Acquired Assets.

                  (v) Neither Seller nor any of its subsidiaries is required to make or accrue any royalty payment to any third party in connection with any of the Acquired Assets.

                  (w) To the extent that Seller or any of its subsidiaries has distributed or licensed any Product to an end user pursuant to any form of encryption key: (i) Seller has a written agreement with each such end user requiring such end user to protect the confidentiality of such key; (ii) Seller has delivered to Buyer a true and complete list of all third parties who have had access to any such keys; (iii) no third party has had access to any such keys, except pursuant to clause (i) above; and (iv) Seller has delivered to Buyer any such keys and the Technology to generate such keys and has not retained any such keys or such Technology.

                  (x) Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer, by operation of law or otherwise, of any Contract to which Seller or any of its subsidiaries is a party, will result in Buyer granting to any third party any right to or with respect to any IP owned by, or licensed to, Buyer prior to Closing.

                  (y) Except as disclosed to Buyer in writing by Seller prior to the date hereof, Seller knows of no material defect which would prevent the Products or Transferred Technology from being used by Buyer to satisfy current end user expectations or expectations of entities who license or purchase rights to display search results generated by the Products, with regard to the functionality and performance of the Products, including when the Products are used at higher than reasonably anticipated usage levels.

                  (z) No Technology that is open source, public source or freeware, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license (collectively, "Open Source Software") was used in, incorporated into, integrated or bundled with any Transferred IP, or used in the Business or the development of compilation of any Products.

                  (aa) Seller has not retained any Patents related to, or the prosecution or enforcement or which, could adversely affect the validity or enforceability of the Transferred Patents. None of the Transferred Patents, or any Patents related thereto, are subject to a terminal disclaimer.

                  (bb) Seller and its subsidiaries have at all time complied with all applicable legal requirements relating to privacy, data protection and the collection and use personal information and user information gathered or accessed in the course of the operations of Seller or any of its subsidiaries. Seller and its subsidiaries have at all times complied in all respects with all rules, policies and procedures established by Seller or any of its subsidiaries from time to time with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of Seller or any of its subsidiaries. No claims have been asserted or, to the knowledge of Seller, threatened against Seller or any of its subsidiaries (and to the knowledge of Seller, no such claims are likely to be asserted or threatened against Seller or any of its subsidiaries) by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not breach or otherwise cause any violation of any such applicable legal requirements related to privacy, data protection or the collection and use of personal information and user information gathered or accessed in the course of the operations of Seller or any of its subsidiaries.

                  (cc) With respect to all personal and user information described in Section 4.16(bb), Seller and its subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of Seller, there has been no unauthorized access to or other misuse of that information.

         4.17 Litigation. There is no action, suit or proceeding of any nature pending, or to Seller's or any of its subsidiaries' knowledge threatened, by or against Seller or any of its subsidiaries with respect to or involving the Business, the Acquired Assets or the transactions contemplated hereby. There is no investigation by a Governmental Entity pending, or to Seller's or any of its subsidiaries' knowledge, threatened, by or against Seller or any of its subsidiaries with respect to or involving the Business or the Acquired Assets. No Governmental Entity has provided Seller or any of its subsidiaries with notice challenging or questioning the legal right of Seller or any of its subsidiaries to conduct the operations of the Business, to use the Acquired Assets or to consummate the transactions contemplated hereby.

         4.18 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree relating to the Business or the Acquired Assets or otherwise binding upon the Business or the Acquired Assets which has or may have the effect of prohibiting or impairing any practice of the Business, any acquisition of property (whether tangible or intangible) by Buyer in connection with the operation of the Business or the Acquired Assets or the conduct of the Business. Neither Seller nor any of its subsidiaries have entered into or is bound by any agreement which places any restrictions upon Seller or any of its subsidiaries, or which, after the Closing, would place any restrictions upon Buyer, with respect to selling, licensing or otherwise distributing any of the Products or the Transferred Intellectual Property Rights and Transferred Technology to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         4.19     No Liquidation, Insolvency or Winding-Up.

                  (a) No order has been made, petition presented or resolution passed for the winding-up or liquidation of Seller or any of its subsidiaries and there is not outstanding any:

                           (i)     Order for the winding-up of Seller or any of
its subsidiaries;

                           (ii)    Appointment of a receiver over the whole or
part of the assets of Seller or any of its subsidiaries;

                           (iii)   Petition or order for administration of
Seller or any of its subsidiaries under bankruptcy, insolvency or similar law;

                           (iv)    Voluntary arrangement between Seller or any
of its subsidiaries and any of its creditors under any bankruptcy, insolvency or similar law; or

                           (v)     Distress or execution or other process levied
in respect of Seller or any of its subsidiaries that remains undischarged.

                  (b) To Seller's knowledge, there are no circumstances that would entitle any Person to present a petition for the winding-up or administration of Seller or any of its subsidiaries or to appoint a receiver over the whole or any part of the undertaking or assets of Seller or any of its subsidiaries.

                  (c) Neither Seller nor any of its subsidiaries is deemed unable to pay its debts as they come due within the meaning of applicable law.

                  (d) Neither the operations of Seller nor any of its subsidiaries have been terminated.

         4.20     Absence of Powers of Attorney. Other than as provided for in
Section 6.15(b), there are no outstanding powers of attorney executed on behalf of Seller or any of its subsidiaries affecting the Business or the Acquired Assets that will not expire by its terms upon the Closing.

         4.21 Bulk Transfer Laws. There are no current or past creditors of Seller or any of its subsidiaries to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent (except consent to transfer the Consent Required Contracts) is required in conjunction with undertaking the transactions contemplated by this Agreement.

         4.22     Tax Returns and Audits.

                  (a) To the extent relevant to the Acquired Assets or the Business, as of the Closing Date, Seller and its subsidiaries will have prepared and timely filed all required returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller and its subsidiaries or their respective operations and such Returns are or will be true, correct and complete and have been or will be completed in accordance with applicable law.

                  (b) To the extent the failure to do so would adversely impact Buyer, any Buyer Subsidiary, the Acquired Assets, Buyer's or any Buyer Subsidiary's use of the Acquired Assets or the operation of the Business, as of the Closing Date, Seller or its subsidiaries (i) will have paid all Taxes it is required to pay and (ii) will have withheld with respect to its employees all income taxes and social security and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

                  (c) To the extent failure to do so would adversely impact Buyer, any Buyer Subsidiary, the Acquired Assets, Buyer or any Buyer Subsidiary's use of the Acquired Assets or operation of the Business, neither Seller nor any of its subsidiaries have been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller or any of its subsidiaries, nor has Seller or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (d) To the extent relevant to the Acquired Assets or the Business, no audit or other examination of any Return of Seller or any of its subsidiaries is in progress, nor has Seller or any of its subsidiaries been notified of any request for such an audit or other examination.

                  (e) Neither Seller nor any of its subsidiaries has or knows of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer or any Buyer Subsidiary would become liable as a result of the transactions contemplated by this Agreement.

                  (f) There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes.

                  (g) Neither Seller nor any of its subsidiaries knows of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the Acquired Assets.

         4.23     Customers and Suppliers. Section 4.23 of the Disclosure
Schedule identifies and sets forth a true and complete list of (a) the ten (10) largest customers of the Business (by dollar volume) and (b) the five (5) largest suppliers of the Business (by dollar volume), for the most recently completed fiscal year of Seller. No such customer or supplier has ceased or materially reduced its purchases from, or sales or provision of services to, Seller or any of its subsidiaries since the Balance Sheet Date, or to Seller's or any of its subsidiaries' knowledge, threatened to cease or materially reduce such purchases or sales or provision of services. To Seller's and its subsidiaries' knowledge, no such customer or supplier is threatened with or has threatened bankruptcy or insolvency.

         4.24 Insurance. Section 4.24 of the Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Seller and its subsidiaries related to the Business, any of the Acquired Assets or the Assumed Liabilities. Each policy listed in Section 4.24 of the Disclosure Schedule is valid and binding and in full force and effect, all premiums due and payable under all such policies and bonds have been paid and Seller and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Seller (or any other Person to whom any such policy has been issued) has not received any written notice of cancellation or termination of, any such policies.

         4.25     Employee Matters.

                  (a)      Section 4.25(a) of the Disclosure Schedule contains
(i) a list of the Business Employees and (ii) a true and complete list of all remuneration payable and other benefits provided which Seller or any of its subsidiaries is bound to provide (whether at present or in the future) to each such employee, or any person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller or any of its subsidiaries is a party, whether legally binding or not.

                  (b) Section 4.25(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan. Seller has delivered to Buyer correct and complete copies of all documents embodying each Employee Plan, including all amendments thereto and all related trust documents.

                  (c) Neither Seller nor any of its subsidiaries has maintained, established, sponsored, participated in, or contributed to, any (i) "employee pension benefit plan" within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code, or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA, in either case for the benefit of any Business Employee.

                  (d) None of the Business Employees has received a pension grant or any other kind of voluntary pension benefit.

                  (e) Since the Balance Sheet Date, none of the Business Employees has given or received notice of termination of employment and neither Seller nor any of its subsidiaries has given notice of any reduction to any employee or Governmental Entity or started consultations with any trade union pursuant to any statute or regulation.

                  (f) No collective bargaining agreement exists that is binding on Seller or any of its subsidiaries with respect to the Business Employees, and to Seller's and its subsidiaries knowledge, no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of Seller or any of its subsidiaries, seeking recognition of a bargaining representative.

                  (g) There is no labor strike, dispute, slow down or stoppage pending or, to Seller's or its subsidiaries' knowledge, threatened against Seller or any of its subsidiaries by any of the Business Employees, and neither Seller nor any of its subsidiaries has received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of the Business Employees.

                  (h) All individuals who are or were performing consulting or other services for the Business are or were correctly classified by Seller or any of its subsidiaries as either "independent contractors" or "employees," as the case may be.

                  (i) Seller and its subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Business Employees.

                  (j) Seller and its subsidiaries have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to the Business Employees.

                  (k) There are no pending, or to Seller's or any of its subsidiaries' knowledge, threatened claims or actions by any Business Employee against Seller or any of its subsidiaries under any worker's compensation policy or long-term disability policy.

                  (l) To Seller's and its subsidiaries' knowledge, no Business Employee is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Business Employee's efforts to promote the interests of the Business or that would interfere with the Business. To Seller's and its subsidiaries' knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted or proposed to be conducted nor any activity of the Business Employees in connection with the carrying on of the Business as presently conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement under which any of such Business Employees is now bound.

         4.26     Environmental Matters.

                  (a) Hazardous Material. Neither Seller nor any of its subsidiaries have: (i) operated any underground storage tanks on the Seller Real Property, or (ii) illegally released any Hazardous Material. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof on the Seller Real Property.

                  (b) Hazardous Materials Activities. Neither Seller nor any of its subsidiaries have transported, stored, used, manufactured, disposed of, released or exposed the Business Employees or others to Hazardous Materials in violation of any law in effect on or prior to the Closing, nor has Seller or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date of this Agreement to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. Seller currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of Seller's and its subsidiaries' Hazardous Material Activities and other businesses of Seller and its subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller or any of its subsidiaries' threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Seller or any of its subsidiaries. Neither Seller nor any of its subsidiaries has any knowledge of any fact or circumstance that could involve Seller or any of its subsidiaries in any environmental litigation or impose upon Seller or any of its subsidiaries any environmental liability.

         4.27     Transactions with Affiliates.

                  (a) Section 4.27(a) of the Disclosure Schedule identifies a true and complete list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions between Seller Group and any of its current or former officers or directors, or stockholders holding more than five percent (5%) of Seller's or any of its subsidiaries' outstanding capital stock are parties and that are currently pending or in effect and relate to or affect the Business or any of the Acquired Assets or Assumed Liabilities.

                  (b) No director or officer or former director or officer of Seller or any of its subsidiaries (i) owns, directly or indirectly, on an individual or joint basis (i) any interest in any Acquired Asset or (ii) any interest (other than a passive investment in less than five percent (5%) of the outstanding voting securities of a publicly traded company) in any Person that is a supplier, customer or competitor of the Business, (ii) serves as an officer, director or employee of any person that is a supplier, customer or competitor of the Business, or (iii) has received any loan from or is otherwise a debtor of or has made any loan to or is otherwise a creditor of, Seller or any of its subsidiaries where such loan is secured by any of the Acquired Assets.

         4.28 Acquired Assets. The Acquired Assets, including the Transferred Intellectual Property Rights and the Transferred Technology, together constitute all of the assets or properties, including the Intellectual Property Rights and Technology, (i) used in the operation of the Business and
(ii) necessary to the operation of the Business by Buyer following the Closing. The Business Employees constitute all employees of the Seller Group who, as of the Closing Date, are or were at any time during the six month period prior to the date hereof, primarily dedicated to the Business.

         4.29 Complete Copies of Materials. Seller has delivered true and complete copies of each existing document that has been requested by Buyer or its counsel in connection with this Agreement or the transactions contemplated hereby.

         4.30 Representations Complete. To the knowledge of Seller, none of the representations or warranties made by Seller on behalf of itself or any of its subsidiaries (as modified by the Disclosure Schedule), nor any statement made in any Schedule (including the Disclosure Schedule), certificate or instrument furnished by Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of and in the State of Delaware. Buyer has all requisite corporate power to own and use the properties owned and used by it and to carry on its business as currently conducted. Buyer is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business, makes such qualification, licensing or admission necessary. Buyer has delivered a true, correct and complete copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Seller.

         5.2 Authorization. Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which either of them is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Buyer, and no further corporate action is required on the part of Buyer or its stockholders to approve, adopt or authorize this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.

         5.3 Noncontravention. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any provision of Buyer's certificate of incorporation or bylaws,
(ii) conflict with, or result in (with or without notice or lapse of time or both) any violation, or default under, or give rise to a Conflict under, any material contract to which Buyer or any of its properties or assets are subject, or (iii) violate in any material respect any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets.

         5.4 Consents. Except for the applicable requirements of foreign government authorities, if any, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS

         6.1 Conduct of Seller Prior to the Closing. Between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Closing, unless otherwise agreed in writing by Buyer, Seller will and will cause the Seller Group to:

                  (a) Except as otherwise specifically allowed or required pursuant to the terms of this Agreement, conduct the Business and operate the Acquired Assets in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or operated;

                  (b)      Pay the debts and Taxes of the Business when due;

                  (c) Pay or perform other obligations of the Business when due;

                  (d) Use reasonable, good faith efforts to preserve intact the current business organization of Seller, devote substantive attention to the Business, keep available the services of the current officers, employees and agents of Seller relating to the Business, and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents, and others having business relationships with Seller relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business through the Closing and thereafter;

                  (e) Confer with Buyer concerning material business or operational matters relating to the Business;

                  (f) Use reasonable, good faith efforts to maintain all of the Acquired Assets in their current condition, usual and immaterial wear and tear excepted, and free of any Liens not existing on the date of this Agreement (other than Liens disclosed in Section 4.14 of the Disclosure Schedule), and promptly replace, repair or restore such Acquired Assets in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing;

                  (g) Grant non-exclusive licenses to the Products consistent with past practice;

                  (h) Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years;

                  (i) Report periodically to Buyer concerning the status and operation of the Business and the Acquired Assets;

                  (j) Not buy, or enter into any inbound license agreement with respect to, the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Products or the Business or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets with any third party (except for licenses of the Products in the ordinary course of business consistent with past practices);

                  (k) Not enter into any Contract relating to (i) the sale, license or distribution of any Product or Transferred Technology (except for licenses of the Products in the ordinary course of business consistent with past practices), (ii) the provision of any services relating to the Business, or
(iii) any of the Acquired Assets;

                  (l) Not change pricing or royalties charged to customers or licensees of Seller related to the Business;

                  (m) Not enter into any strategic arrangement or relationship or joint marketing arrangement or agreement relating to the Business;

                  (n) Not terminate the employment of, or give notice of termination of employment to, any Business Employee;

                  (o)      Not hire any Business Employee;

                  (p) Not change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Business Employee;

                  (q) Not grant any severance or termination pay to any Business Employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Business Employee;

                  (r) Not adopt or amend any Employee Plan applicable to the Business Employees;

                  (s) Not amend or modify, or violate the terms of, any of the Consent Required Contracts or Transferred Contracts;

                  (t)      Not revalue any of the Acquired Assets;

                  (u) Not make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating to the Business, the Products or the Acquired Assets;

                  (v) Not commence, settle, institute, prosecute, compromise any action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit or obtain the release of any threatened action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit involving or relating to the Business or the Acquired Assets;

                  (w) Not take, or agree in writing or otherwise to take, any of the actions described in (j) through (v) above.

         6.2 Notice of Certain Events. Buyer and Seller shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in the immediately preceding sentence to the contrary, the delivery of any notice pursuant to this Section 6.2 shall not
(i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by any party pursuant to this Section 6.2 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         6.3 No Solicitation. Until the earlier of the Closing or the termination of this Agreement pursuant to the provisions of Section 9.1, Seller will not (nor will Seller permit any of its officers, directors, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Buyer or its designees:

                  (a) Solicit, encourage, assist, conduct discussions with or engage in negotiations with any Person, relating to the possible acquisition of all or any part of the Business or the Acquired Assets, whether by way of merger, purchase of securities, purchase of assets or otherwise;

                  (b) Provide information with respect to all or any part of the Business or the Acquired Assets to any Person relating to the possible acquisition of the Business or the Acquired Assets, whether by way of merger, purchase of securities, purchase of assets or otherwise;

                  (c) Enter into an agreement with any Person providing for the acquisition of all or any part of the Business or the Acquired Assets, whether by way of merger, purchase of securities, purchase of assets or otherwise; or

                  (d) Make or authorize any statement, recommendation or solicitation in support of any possible acquisition of all or any part of the Business or the Acquired Assets, whether by way of merger, purchase of securities, purchase of assets or otherwise, by any Person.

                  In addition to the foregoing (i) if Seller receives prior to the Closing or the termination of this Agreement in accordance with its terms any offer, proposal, or request relating to any of (a) through (d) above, Seller shall promptly notify Buyer in writing of the receipt of such proposal, and (ii) Seller shall immediately cease and cause to be terminated (and Seller hereby represents and warrants that it has the legal and contractual right, without Liability, to cease and cause to be terminated) all existing discussions or negotiations with any Persons with respect to any offer, proposal, inquiry or request relating to any of (a) through (d) above. Seller and Buyer agree that irreparable damage would occur in the event that the provisions of this Section
6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by Seller and Buyer that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.3 and to seek specific performance of the terms and provisions hereof, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. In the event, for any reason, specific performance is not available to prevent breaches of the provisions of this
Section 6.3, Seller acknowledges and agrees that the damages payable to Buyer for each instance of breach of this Section 6.3 shall in no event be less than $5,000,000.

         6.4 Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, the Seller Group shall afford Buyer and its respective officers, employees, accountants, counsel, agents and other representatives, reasonable access during normal business hours upon reasonable prior notice to (i) all of the properties, books, contracts, commitments and records of the Business and the Acquired Assets, and
(ii) all Business Employees.

         6.5      Confidential Information.

                  (a) The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure or improper or illegal use of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure or improper or illegal use of the Disclosing Party's Confidential Information.

                  (b) Either party shall be entitled to seek equitable relief to protect its interest in any of its Confidential Information, including injunctive relief.

                  (c) In the event either party is required to disclose the other party's Confidential Information pursuant to applicable law or regulation, or the order or requirement of a Governmental Entity, the party required to disclose such information shall provide prompt notice thereof to the other party to allow such party the opportunity to obtain a protective order or similar protection prior to such disclosure.

                  (d) Notwithstanding anything to the contrary contained herein or in any other agreement of Seller, including any agreement between Seller and any employee of Seller, Buyer shall have the unrestricted, sublicensable and transferable right, and Seller hereby consents to such rights of Buyer, to use, disclose and exploit in any manner and without restriction any and all confidential information (including Confidential Information) of Seller disclosed to or learned by Buyer in connection with the Business, disclosed by or embodied in any of the Acquired Assets, or known to any Offered Employee or Continuing Employee. Without limiting the foregoing, any Confidential Information of Seller delivered with or related to the Acquired Assets will become Confidential Information of Buyer after the Closing, subject to the provisions of the Intellectual Property License Agreement. To the extent any Offered Employee or Continuing Employee may be bound by any agreement or policy of Seller that would in any way limit or restrict the rights of Buyer hereunder, Seller shall not assert, enforce or otherwise exercise its rights against any Offering Employee or Continuing Employee, or Buyer, and Seller hereby expressly waives its rights, under such agreement or policy.

         6.6 Public Disclosure. No party shall issue any statement or communication to any third party (other than to their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to the parties' respective obligations to comply with applicable securities laws and applicable rules and regulations of the National
Association of Securities Dealers, Inc. or the Norwegian Securities Trading Act.

         6.7      Consents.

                  (a) Seller shall assign and shall cause the Seller Group to assign the Transferred Contracts to Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, as of the

Closing. Seller shall use reasonable efforts, during the period from the date of this Agreement until the Closing, to obtain the consents, waivers, approvals and assignments under the Consent Required Contracts as may be required in connection with the Acquisition so as to assign all rights of and benefits of Seller, to Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, and upon the receipt of such consent, waiver, approval or assignment, as applicable, such Consent Required Contract shall be moved to Schedule 1.1(jjjj) from Schedule 1.1(v). Following the Closing, Seller shall continue to use reasonable efforts for a period of six (6) months to obtain the consents, waivers, approvals and assignments to those Contracts identified as Consent Required Contracts on Schedule 1.1(v) that were not moved to Schedule 1.1(jjjj) prior to the Closing and to the extent that Seller is able to obtain any such consents, waivers, approvals or assignments, such Consent Required Contracts shall be deemed to be Transferred Contracts for all purposes under this Agreement from the time such consent, waiver, approval or assignment was delivered to Buyer, notwithstanding anything else in this Agreement to the contrary.

                  (b) If Seller is unable to obtain the consents, waivers, approvals and assignments of any Consent Required Contract within the time period described in Section 6.7(a), (i) upon obtaining such consent or approval, Buyer and Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Consent Required Contracts (and the associated then-future liabilities and obligations of the Seller Group) to Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, (ii) from and after the Closing until the assignment of each such Consent Required Contract pursuant to clause 6.7(b)(i), and to the extent permitted pursuant to the terms of such Consent Required Contract, the Seller Group shall hold such contract rights, assets or other rights for the benefit of Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, and shall provide Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, with all of the benefits thereof, and shall take commercially reasonable action, at the direction of Buyer, and at Buyer's own expense, in order that such contract rights of Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, are preserved, (iii) Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, shall fully perform, fulfill and discharge, on a subcontract basis, the obligations of the Seller Group to be performed under such Consent Required Contract; (iv) the Seller Group shall promptly remit to Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, all payments received by the Seller Group under such Consent Required Contracts for services performed during such period; and (v) Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, shall reimburse the Seller Group for the costs of any goods or services procured by the Seller Group on behalf of Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, under Buyer's direction.

         6.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effectuate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and effectuate the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. If required, as soon as may be reasonably practicable, each of Seller and Buyer shall file pre-transaction notification forms required by the transactional notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Seller and Buyer shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which may reasonably be required by the competition or transactional control authorities of any other jurisdiction and which the Parties may reasonably deem appropriate. Notwithstanding anything in this Section 6.8 to the contrary, nothing herein shall require any party or any of its subsidiaries or affiliates to agree to any divestiture of any of its respective businesses, assets or properties, or otherwise agree to the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such businesses, assets or properties.

         6.9 Employee Matters. Each Offered Employee shall be given an Offer Letter by Buyer and/or, as determined by Buyer, one or more Buyer Subsidiaries, to be effective as of the Closing Date, upon proof evidencing a legal right to work in his or her country of current employment. Such Offer Letters will (a) be subject to and in compliance with Buyer's standard human resources policies and procedures, (b) have terms, including the position, salary and responsibilities of such employee, which will be determined by Buyer after consultation with Seller's management and which, to the extent required by applicable law, will not be less favorable to the Offered Employees, in all respects, including, but not limited to, payment of salary, benefits, and conditions of employment, than under their existing employment agreements with the Seller Group, and (c) supersede any prior employment agreements and other arrangements with such Offered Employee in effect prior to the Closing Date. Continuing Employees shall be eligible to receive benefits consistent with Buyer's standard human resources policies. In furtherance of the foregoing, the Seller Group shall terminate all employment agreements and other arrangements with the Offered Employees effective as of the Closing Date in conformity with applicable law, or for employees in Norway, the United Kingdom and Germany, assign an transfer the employment agreements to Buyer. The Seller Group hereby assigns to Buyer, and Buyer hereby assumes, all of the Seller Group's contractual and statutory rights to acquire patentable and non-patentable inventions related to the Business from Offered Employees after the termination or expiry of their employment or consultancy agreements with the Seller Group.

         6.10     Covenant Not to Solicit.

                  (a) Beginning on the Closing Date and ending on the date that is twenty four months following the Closing Date, Seller shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any Continuing Employee to terminate his or her employment with Buyer, or hire any Continuing Employee, provided however, Seller shall not be in breach of this provision if any employee of Buyer (or any subsidiary thereof): (i) is involuntarily terminated as an employee of Buyer (or any subsidiary thereof) or
(ii) voluntarily and independently approaches and obtains employment with Seller after a date which is at least six (6) months following the date that such employee is no longer employed by Buyer.

                  (b) Beginning on the Closing Date and ending on the date that is twenty four months following the Closing Date, Buyer shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any employee of Seller (other than the Offered Employees) to terminate his or her employment with Seller, or hire any employee of Seller (other than the Offered Employees), provided however, Buyer shall not be in breach of this provision if any employee of Seller (or any subsidiary thereof): (i) is involuntarily terminated as an employee of Seller (or any subsidiary thereof) or (ii) voluntarily and independently approaches and obtains employment with Buyer after a date which is at least six (6) months following the date that such employee is no longer employed by Seller (or any subsidiary thereof).

         6.11 Transition Planning; Transition. During the period between the date of this Agreement and the Closing, Seller and Buyer shall cooperate with one another in creating joint plans for the transition of the Business and the Acquired Assets from Seller to Buyer at and after the Closing. Seller shall not take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationship with Buyer after the Closing as it maintained with Seller prior to the Closing. For a period of six (6) months following the Closing, Seller shall use its reasonable efforts to refer all inquiries relating to the Business to Buyer.

         6.12 Additional Financial Statements. Prior to the Closing, Seller shall provide to Buyer such financial statements of the Business (the "Closing Financial Statements") prepared in accordance with U.S. GAAP, including the notes thereto, as Buyer may reasonably request so that Buyer may comply, following the Closing, with its periodic reporting obligations under Sections 13(a) and 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, including any requirement to file financial statements with respect to the transactions contemplated hereby pursuant to Item 7 of Form 8-K.

         6.13 Insurance Claims. Following the Closing, Seller will take commercially reasonable actions to pursue claims under its insurance policies at the request and expense of Buyer with respect to matters relating to the ownership, use or operation of the Acquired Assets or the Business prior to the Closing and will remit any amounts recovered to Buyer with respect to such claims.

         6.14 Mail Handling. Effective as of the Closing Date, Buyer shall have the right to open all mail and packages addressed to Seller and delivered to Buyer relating to the Business or the Acquired Assets. To the extent Buyer receives any mail or packages addressed to Seller and delivered to Buyer not relating to the Business or the Acquired Assets, Buyer shall promptly deliver such mail or packages to Seller. After the Closing Date, to the extent Seller receives any mail or packages addressed and delivered to Seller but relating to the Business or the Acquired Assets, Seller agrees that it will promptly transfer or deliver or cause to be promptly transferred or delivered to Buyer.

         6.15 Additional Documents, Further Assurances and Cooperation; Power of Attorney.

                  (a) Each party, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary to effect the consummation of this Agreement and the transactions contemplated hereby. After the Closing, if the parties agree that any asset, Technology, Intellectual Property Right, Contract or other document or item should be additionally transferred to Buyer, then the parties shall cooperate to take actions to negotiate in good faith an appropriate transfer or license to fulfill the intent of this Agreement. After the Closing, each party will use its reasonable efforts to cooperate to execute such applications, specifications, oaths, assignments and other instruments, and take such other reasonable actions, which are necessary to apply for or perfect the other party's interest (i) in the case of Seller, in Seller's retained Intellectual Property Rights and (ii) in the case of Buyer, in the Intellectual Property Rights included in the Transferred IP and Transferred Technology.

                  (b) Effective at the Closing, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer and at Buyer's cost and expense: (i) to demand and receive from time to time any and all of the Self-Executing Transferable Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Self-Executing Transferable Assets; (iii) to defend or settle any or all actions proceedings in respect of any of the Self-Executing Transferable Assets (other than actions or proceedings which Seller acknowledges and agrees in a written instrument signed by Seller and delivered to Buyer constitute Excluded Liabilities); and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses
(i) through (iii) as Buyer shall deem necessary or desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at the Closing an acknowledged power of attorney to the foregoing effect executed by Seller.

         6.16 Transfer Taxes. Buyer and Seller shall each pay 50% of the Transfer Taxes imposed or levied by reason of, in connection with or attributable to, this Agreement or the transactions contemplated hereby. Buyer will remit its share of the Transfer Taxes to Seller upon the later to occur of the Closing or the mutual determination of the amount of Transfer Taxes due and payable in connection with or attributable to, this Agreement or the transactions contemplated hereby. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

         6.17 Transfer of Technology. At the Closing, Seller shall have delivered to Buyer all copies, and neither Seller nor any of its subsidiaries shall have retained any copy, of any source code to any Software that is Transferred Technology, except as permitted under the Intellectual Property License Agreement.

         6.18 Allocation of Purchase Price. Seller shall agree to an allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder (and any similar provision of state, local or foreign law, as applicable) pursuant to an independent third party retained by Buyer to in good faith prepare and deliver such allocation to Seller reasonably promptly after the Closing. Each of Buyer and Seller shall: (a) timely file all forms (including Internal Revenue Service Form 8594) and Returns required to be filed in connection with such allocation; (b) be bound by such allocation for purposes of determining Taxes; (c) prepare and file, and cause its respective subsidiaries to prepare and file, its Returns on a basis consistent with such allocation; and (d) take no position, and cause its affiliates to take no position, inconsistent with such allocation on any applicable Return, in any audit or proceeding before any Tax authority, in any report made for Tax purposes. In the event that such allocation is disputed by a Tax authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

         6.19 Obligations of Buyer Subsidiaries and Seller Subsidiaries. Buyer shall cause each Buyer Subsidiary to perform the obligations of such Buyer Subsidiary under this Agreement, and Seller shall cause each Seller Subsidiary to perform the obligations of such Seller Subsidiary under this Agreement.

         6.20 Amendment or Termination of Certain Contracts. Prior to the Closing Date, Buyer and Seller will amend, or, if not reasonably practicable to amend, terminate, in a manner acceptable to Buyer, those certain contracts listed on Schedule 6.20.

         6.21 Joint Development Agreement. Buyer and Seller shall negotiate in good faith in an effort to agree upon the terms of, execute and deliver the Joint Development Agreement prior to the Closing Date.

         6.22 Financial Statements. Seller shall deliver to Buyer as promptly as practicable and in any event prior to the Closing Date the audited balance sheet as of December 31, 2002 and the audited statements of income, cash flows, and changes in shareholder's equity for the year ended December 31, 2002 for the Business as well as an unaudited balance sheet as of January 31, 2003 and unaudited statement of income and cash flow for the month ended January 31, 2003 for the Business.

                                   ARTICLE 7

                            CONDITIONS TO THE CLOSING

         7.1 Conditions to Each Party's Obligation. The respective obligations of Buyer and Seller to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending.

                  (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or enacted any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition or the other transactions contemplated by this Agreement or any of the Ancillary Agreements illegal or otherwise prohibit the consummation of any of the foregoing.

                  (c) Termination of Waiting Periods; Governmental Approvals. All waiting periods imposed by Governmental Entities relating to the transactions contemplated hereby shall have expired or been terminated. All other approvals from Governmental Entities, if any, required to consummate the transactions contemplated hereby shall have been obtained.

         7.2 Condition to Buyer's Obligation. The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

                  (a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall have been true and correct on the date of this Agreement and shall have been true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as "material," "materially," or "Material Adverse Effect," which representations and warranties so qualified shall have been true and correct in all respects on and as of the Closing).

                  (b) Covenants. Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Seller as of or prior to the Closing.

                  (c) Litigation. There shall be no material action, suit, proceeding, arbitration, or governmental or regulatory investigation or audit of any nature pending or threatened against (i) Seller, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business, the Products, the Acquired Assets or the Offered Employees.

                  (d) Third Party Consents. Buyer shall have received all consents, waivers, approvals, and assignments identified on Schedule 7.2(d)(i) and shall have obtained all necessary licenses to the Software identified on
Schedule 7.2(e)(ii) on terms reasonably acceptable to Buyer.

                  (e) Seller shall have amended or terminated in a manner acceptable to Buyer, those contracts listed on Schedule 6.20, and shall have delivered to Buyer evidence of such amendment or termination.

                  (f) Release of Liens. Buyer shall have received from Seller a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens on the Acquired Assets identified on Schedule 7.2(f)

                  (g) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect.

                  (h) New Employment Arrangements. Each of the Key Employees and 90% of the other Offered Employees shall have entered into "at-will" employment arrangements with Buyer pursuant to their execution of an Offer Letter agreeing to be employees of Buyer after the Closing, and shall be employees of Seller immediately prior to the Closing.

                  (i) Deliveries. Seller shall have delivered to Buyer executed copies of the Ancillary Agreements to which it is a party, and such Ancillary Agreements shall be in full force and effect.

                  (j) Closing Financial Statements. Buyer shall have received the Closing Financial Statements together with a report in standard form from Seller's independent public auditing firm.

                  (k) Audited Financial Statements. Buyer shall have received the audited financial statements described in Section 6.22 and such audited financial statements shall not differ in any material respect from the Business Financial Statements. Buyer shall also have received the unaudited financial statements described in Section 6.22.

                  (l) Certificate of Seller. Buyer shall have received a certificate, validly executed by an executive officer of Seller for and on its behalf, to the effect that:

                           (i)     All representations and warranties made by
Seller in this Agreement were true and correct on the date of this Agreement and are true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as "material," "materially," or "Material Adverse Effect," which representations and warranties so qualified are true and correct in all respects on and as of the Closing).

                           (ii)    All covenants and obligations under this
Agreement to be performed or complied with by Seller on or prior to the Closing have been so performed or complied with in all material respects; and

                           (iii)   The conditions to the obligations of Buyer
set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms of this Agreement).

                  (m) Opinion of Legal Counsel of Seller. Buyer shall have received an opinion validly executed by the outside legal counsel of Seller, and acceptable in form and substance by Buyer, certifying as to (i) the terms and effectiveness of the Articles of Association of Seller, (ii) the valid adoption and continued effectiveness of resolutions of the Board of Directors of Seller approving and authorizing this Agreement and the consummation of the transactions contemplated hereby; (iii) the incumbency of the officers executing this Agreement or any of the Ancillary Agreements to which Seller is a party;
(iv) the completion of all corporate action by the Board of Directors of Seller and shareholders of Seller necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (v) the valid execution and delivery of the Agreement and the Ancillary Agreements, creating binding and enforceable obligations of the Seller.

                  (n) Joint Development Agreement. Buyer and Seller shall have executed and delivered the Joint Development Agreement on terms acceptable to Buyer.

         7.3 Condition to Seller's Obligation. The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

                  (a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall have been true and correct on the date of this Agreement and shall have been true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as "material," "materially," or "Material Adverse Effect," which representations and warranties so qualified shall have been true and correct in all respects on and as of the Closing).

                  (b) Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of or prior to the Closing.

                  (c) Deliveries. Buyer shall have delivered to Seller executed copies of the Ancillary Agreements to which it is a party, and such Ancillary Agreements shall be in full force and effect.

                  (d) Certificate of Buyer. Seller shall have received a certificate, validly executed by an executive officer of Buyer for and on its behalf, to the effect that:

                           (i)     All representations and warranties made by
Buyer in this Agreement were true and correct on the date of this Agreement and are true and correct in all material respects on and as of the Closing (other than those representations and warranties which were qualified by terms such as "material," "materially," or "Material Adverse Effect," which representations and warranties so qualified are true and correct in all respects on and as of the Closing).

                           (ii)    All covenants and obligations under this
Agreement to be performed or complied with by Buyer on or prior to the Closing have been so performed or complied with in all material respects; and

                           (iii)   The conditions to the obligations of Seller
set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms of this Agreement).

                  (e) Certificate of Secretary of Buyer. Seller shall have received a certificate, validly executed by the Secretary or an Assistant Secretary of Buyer, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Buyer, (ii) the valid adoption of resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby and (iii) the incumbency of the officers executing this Agreement or any of the Ancillary Agreements to which Buyer is a party.

                                   ARTICLE 8

                          SURVIVAL AND INDEMNIFICATION

         8.1 Survival. The representations and warranties of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the anniversary of the Closing Date (the "Escrow Termination Date"); provided, however that the representations and warranties of Seller contained in Section 4.2 shall survive indefinitely, the representations and warranties contained in Section 4.22 shall survive until the expiration of the applicable statute of limitations and the representations and warranties contained in Section 4.16 shall survive for a period of two (2) years following the Closing. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

         8.2 Indemnification. Seller agrees to indemnify and hold the Indemnified Parties harmless against all Losses incurred, accrued or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of (a) any breach of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement, (b) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement, (c) any Excluded Liabilities other than Offset Liabilities (as defined below), (d) Seller's failure to deliver to Buyer any of the Acquired Assets, or (e) the Data Center Termination Costs. For the purpose of determining the amount of any Loss for which any of the Indemnified Parties may be entitled to indemnification by Seller pursuant to this ARTICLE 8, any representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement that is qualified by a term or terms such as

"material," "materially," or "Material Adverse Effect," shall be deemed made or given without such qualification. "Offset Liabilities" shall mean the amount of any Latent Liability which (i) does not relate to any breach or inaccuracy in Seller's representations and warranties contained in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement or any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement and (ii) is offset by amounts actually paid to Buyer pursuant to a settlement or judgment as a result of a counter-claim asserted by Buyer against the third party whose claim constitutes the Latent Liability, which counter-claim arises out of the same facts and circumstances which gives rise to the Latent Liability.

         8.3      Limitations on Indemnification. Notwithstanding anything in
Section 8.2 to the contrary, no Indemnified Party shall be entitled to be indemnified for any Loss incurred, accrued or sustained by such Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement until the Indemnified Parties, or any of them, have delivered to Seller and the Escrow Agent one or more Claim Certificates identifying Losses incurred, accrued or sustained in excess of the Basket Amount, in which case the Indemnified Parties, or any of them, shall be entitled to recover all Losses so identified above the Basket Amount. Notwithstanding the immediately preceding sentence, Buyer shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any Loss incurred, accrued or sustained by an Indemnified Party arising or resulting from fraud or fraudulent misrepresentation with respect to representations and warranties of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement. Following the Closing, the maximum liability of Seller under this Agreement as a result of any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or a breach or inaccuracy of a representation or warranty in any certificate, instrument, or other document delivered pursuant to this Agreement, except in the case of intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances, shall not exceed $12,750,000.

         8.4      Escrow Arrangements.

                  (a) Escrow Fund. Seller will be deemed to have received at the Closing and Buyer will deposit the Escrow Amount into an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Indemnified Parties, or any of them, for any claims by such Indemnified Parties for any Loss or Losses suffered or incurred by them. Except as set forth in the last sentence of Section 8.3, nothing herein shall prohibit any Indemnified Party from seeking recovery pursuant to Section 8.2 directly from Seller or its successors for any Losses exceeding the amounts contained in the Escrow Fund. The Escrow Agent may execute this Agreement following the date of this Agreement and prior to the Closing, and such later execution, if so executed after the date of this Agreement, shall not affect the binding nature of this Agreement as of the date of this Agreement between the other signatories hereto. Nothing herein shall limit the liability of Seller for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Acquisition does not close.

                  (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Pacific Time, on the day 30 days following the Escrow Termination Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Buyer, is necessary to satisfy any unsatisfied claims specified in any Claim Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period (the "Unsatisfied Claim Amount"). The Escrow Agent shall deliver, promptly following the Escrow Termination Date, to Seller all cash remaining in the Escrow Fund at the Escrow Termination Date less the Unsatisfied Claim Amount (the "Remaining Portion"). Any Unsatisfied Claim Amount which Buyer has accrued but which Buyer has not sustained or incurred and which Buyer elects to no longer accrue during the one year period following the end of the Escrow Period shall be promptly delivered to Seller by the Escrow Agent upon appropriate instructions from Buyer. In addition, one year following the end of the Escrow Period, the Escrow Agent shall deliver to Seller an amount in cash equal to any Unsatisfied Claim Amounts still remaining in the Escrow Fund less any amounts which, in the reasonable judgment of Buyer, are necessary to satisfy any unsatisfied Losses which Buyer has sustained, incurred or accrued.

                  (c)      Protection of the Escrow Fund.

                           (i)     The Escrow Agent shall hold and safeguard the
Escrow Fund, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE 8.

                           (ii)    The Escrow Agent shall invest and reinvest
the Escrow Amount in a liquid U.S. Bank money market account (the "Obligations"). All income earned on the Obligations shall be added to and deemed a part of the Escrow Fund. For tax reporting and withholding purposes, all income earned on the Obligations shall be treated, and shall be reported by the Escrow Agent, as income of Seller.

         8.5 Indemnification Procedure. An Indemnified Party seeking indemnification shall deliver a Claim Certificate to Seller and, if prior to the Escrow Termination Date, the Escrow Agent. Seller may object to any such claim set forth in such Claim Certificate by providing written notice to such Indemnified Party and, if prior to the Escrow Termination Date, the Escrow Agent specifying the basis for Seller's objection, within ten (10) days following delivery of such Claim Certificate to Seller. If an objection to the amount of Losses specified in such Claim Certificate is provided by Seller, and Seller and the Indemnified Party are unable to resolve such dispute after good faith discussions within ten (10) days following the delivery of such objection notice, such dispute shall be resolved in accordance with appropriate legal proceedings. If Seller does not object to the Claim Certificate within the period specified, the Escrow Agent shall deliver to Buyer, as promptly as practicable, an amount from the Escrow Fund equal to such identified Losses above the Basket Amount (or equal to the amount remaining in the Escrow Fund if such identified Losses above the Basket Amount exceed the amount then in the Escrow Fund).

         8.6 Third Party Claims. In the event Buyer becomes aware of a third-party claim that Buyer reasonably believes may result in a demand for indemnification pursuant to this ARTICLE 8, Buyer shall notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Buyer shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Seller, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any provision of this ARTICLE 8 to the amount of any claim by Buyer against Seller with respect to such settlement. If there is a third-party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

         8.7      Escrow Agent's Duties.

                  (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

                  (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                  (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                  (e) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or
(B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

                  (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                  (g) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent.

                  (h) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Buyer and Seller; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent. Buyer and Seller shall agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                  (i) All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

                  (j) Any corporation or other business entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other business entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other business entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

                                   ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the
Closing:

                  (a)      By the mutual written agreement of the parties;

                  (b) By either Buyer or Seller, if (i) the Closing has not occurred by June 25, 2003; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final nonappealable order of a Governmental Entity preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

                  (c) By Buyer, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and (i) Seller is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by Buyer to Seller in accordance with
Section 10.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied at or prior to the Closing;

                  (d) By Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and (i) Buyer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by Seller to Buyer in accordance with Section 10.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied at or prior to the Closing;

                  (e) By Buyer, if there shall have occurred any event or condition of any character that has had a Material Adverse Effect; or

                  (f) By Buyer, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued after the date of this Agreement by any Governmental Entity, which would (i) prohibit or materially and adversely restrict Buyer's ownership or operation of any portion of the Business of the Acquired Assets or (ii) compel Buyer to dispose of or hold separate all or any portion of the Acquired Assets or the Business as a result of the Acquisition or any of its assets or other businesses.

         9.2      Procedure for and Effect of Termination.

                  (a) In the event of the termination of this Agreement by any of the parties in accordance with Section 9.1, written notice to the non-terminating party shall be given by the terminating party in accordance with
Section 10.1.

                  (b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or stockholders, provided that each Party shall remain liable for any fraud, intentional misrepresentation or willful or intentional breach of this Agreement prior to its termination; and provided further, that the provisions of Section 6.5, 6.6, ARTICLE 10, this Section 9.2 and the applicable definitions in ARTICLE 1 shall remain in full force and effect and survive any termination of this Agreement.

         9.3 Amendment. This Agreement may be amended by the parties only by the execution and delivery of an instrument in writing signed on behalf of both parties.

         9.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations or warranties made to such party contained herein or in any certificate, instrument or other document delivered pursuant the this Agreement, on or prior to the Closing Date, (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein and (d) waive any conditions to the Closing contained herein. No such waiver shall operate as a waiver of any further or other inaccuracies or breaches. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument and signed and delivered on behalf of such party.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by pre-paid overnight or same-day commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Buyer, to:

                           Overture Services, Inc.
                           74 North Pasadena Avenue, 3rd Floor
                           Pasadena, CA 91103
                           Attn: President and Chief Executive Officer
                           Fax:  (626) 685 5601

                           with a copy to (which shall not constitute notice):

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Attn: Martin W. Korman, Esq.
                           Fax:  (650) 493-6811

                  (b)      if to Seller, to:

                           Fast Search & Transfer ASA
                           Stoperigata 2
                           P.O. Box 1677 Vika

                           NO-0120 Oslo
                           Norway
                           Attn: President
                           Fax:  47 23 01 12 01

                           with a copy to (which shall not constitute notice):

                           Lucash, Gesmer & Updegrove LLP
                           40 Broad Street
                           Boston, MA 02109
                           Attn:  William Contente
                           Fax: (617) 350-6878

                  (c)      if to the Escrow Agent, to:

                           US Bank
                           One California Street, Suite 2550
                           San Francisco, CA 94111
                           Attn: Sheila K. Soares
                           Fax:  (415) 273-4591

         All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, and (c) if delivered by messenger or courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         10.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements and the documents and instruments and other agreements among the parties referenced herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

         10.3 No Third Party Beneficiaries. This Agreement is solely for the benefit of (a) Buyer and its successors and permitted assigns with respect to the obligations of Seller under this Agreement and (b) Seller and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

         10.4 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way effect this Agreement.

         10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

         10.7 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California state court, or Federal court of the United States of America, sitting in Los Angeles County, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or Federal court, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Seller hereby appoints Howard Novick, Fast Search & Transfer, Inc., 93 Worchester Street, Wellesley, MA 02481, tel: (781) 304 2400, fax: (781) 304 2410, as its
agent for service of process in connection with any dispute or action arising hereunder.

         10.8 Waiver of Jury Trial. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR

SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING THE REPUDIATION OF THIS AGREEMENT.

         10.9 Assignment. No party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

         10.11 Fees and Expenses. Subject to Section 8.2 all fees, costs and expenses incurred by a party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, including fees, costs and expenses of any broker, finder, attorney or other similar agent; provided, however, that filing fees under the antitrust requirements of foreign government authorities, if any, shall be borne equally by the parties.

         10.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.13 Exhibits and Schedules. The Exhibits and Schedules to this Agreement, including the Disclosure Schedule, form an integral part of this Agreement and are hereby incorporated by reference into this Agreement wherever reference is made to them to the same extent as if they were set out in full.

         10.14 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                               OVERTURE SERVICES, INC.


                                                      /s/ Ted Meisel
                                               By: _____________________________

                                                      Ted Meisel
                                               Name: ___________________________

                                                      CEO
                                               Title: __________________________

                                               FAST SEARCH & TRANSFER ASA

                                                      /s/ John M. Lervik
                                               By: _____________________________

                                                      John M. Lervik
                                               Name: ___________________________

                                                      CEO
                                               Title: __________________________

                                               U.S. BANK TRUST,
                                               NATIONAL ASSOCIATION

                                                      /s/ Sheila Soares
                                               By: _____________________________

                                                      Sheila Soares
                                               Name: ___________________________

                                                      Assistant Vice President
                                               Title: __________________________


                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                    EXHIBITS

Exhibit A                Form of General Assignment, Assumption and Bill of Sale
Exhibit B                Intellectual Property License Agreement
Exhibit C                Transition Services Agreement
Exhibit D                Interim Commercial Hosting Agreement

                                  SCHEDULES

Schedule 1.1(l)          Business Employees
Schedule 1.1(v)          Consent Required Contracts
Schedule 1.1(zz)         Terms of Joint Development Agreement
Schedule 1.1(aaa)        Key Employees
Schedule 1.11.1(kkk)     Offered Employees
Schedule 1.1(bbbb)       Seller Subsidiaries
Schedule 1.1(dddd)       Tangible Assets
Schedule 1.1(gggg)       Third Party IP
Schedule 1.1(jjjj)       Transferred Contracts
Schedule 1.1(llll)       Transferred Intellectual Property Rights
Schedule 1.1(mmmm)       Transferred Patents
Schedule 1.1(nnnn)       Transferred Technology
Schedule 1.1(oooo)       Transferred Trademarks
Schedule 3.2(b)          Earn-Out
Schedule 4.9             Business Financial Statements
Schedule 6.20            Contracts to be Terminated or Amended
Schedule 7.2(d)          Certain Third Party Consents
Schedule 7.2(f)          Release of Liens